EXHIBIT 2.4













                            ASSET PURCHASE AGREEMENT

                                     BETWEEN


                           GENERAL PARCEL CORPORATION

                                     "BUYER"


                                       AND


                               TRANSIT GROUP, INC.

                                    "SELLER"


                                 EFFECTIVE AS OF

                               SEPTEMBER 30, 1997


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                                TABLE OF CONTENTS

                                                                          Page

ARTICLE I
         SALE AND PURCHASE OF ASSETS
         1.1      Transfer of Assets.........................................1
         1.2      Purchased Assets...........................................1
         1.3      Excluded Assets............................................2
         1.4      Liabilities................................................2

ARTICLE II
         CONSIDERATION
         2.1      Assumption of Assumed Liabilities..........................2
         2.2      Seller Stock to Buyer......................................3
         2.3      Allocation.................................................3

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF SELLER
         3.1      Organization and Good Standing.............................3
         3.2      Authority..................................................3
         3.3      Effect of Agreement........................................4
         3.4      Financials; Books..........................................4
         3.5      Title to Purchased Assets..................................4
         3.6      Real Estate................................................4
         3.7      Tangible Property..........................................4
         3.8      Contracts..................................................4
         3.9      Intellectual Property......................................5
         3.10     Litigation.................................................5
         3.11     Compliance with Laws; Permits..............................5
         3.12     Environmental Protection...................................5
         3.13     Insurance..................................................5
         3.14     Employees; Benefits........................................5
         3.15     Absence of Changes.........................................6
         3.16     Seller's Shares............................................6
         3.17     Taxes......................................................6
         3.18     No Hart-Scott-Rodino Filings...............................7

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1      Organization and Good Standing.............................7
         4.2      Authority..................................................7
         4.3      Accredited Investor Status.................................8
         4.4      Effect of Agreement........................................8

                                       (i)

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                           TABLE OF CONTENTS (Con't.)
                                                                          Page

         4.5      No Hart-Scott-Rodino Filings...............................8

ARTICLE V
         COVENANTS OF BUYER

         5.1      Employment.................................................8
         5.2      WARN Act...................................................8
         5.3      Insurance Benefits.........................................8


ARTICLE VI
         COVENANTS OF SELLER
         6.1      Stock Plan.................................................8

ARTICLE VII
         COVENANTS OF BUYER AND SELLER
         7.1      Interim Management.........................................9


ARTICLE VIII
         CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         8.1      Representations, Warranties and Covenants..................9
         8.2      Absence of Litigation......................................9
         8.3      Consents and Approvals.....................................9
         8.4      Legal Opinion..............................................9


ARTICLE IX
         CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         9.1      Representations, Warranties and Covenants.................10
         9.2      Absence of Litigation.....................................10
         9.3      Consents and Approvals....................................10
         9.4      Legal Opinion.............................................10


ARTICLE X
         CLOSING
         10.1     Closing...................................................10
         10.2     Deliveries by Seller......................................10


ARTICLE XI
INDEMNIFICATION
         11.1     Indemnification by Seller.................................12
         11.2     Indemnification by Buyer..................................12


                                      (ii)

                           TABLE OF CONTENTS (Con't.)
                                                                          Page

         11.3     Notice of Claim...........................................12
         11.4     Defense...................................................13
         11.6     Certain Limitations of Seller.............................13
         11.8     Reduction by Insurance Proceeds...........................14
         11.9     Reduction by Tax Benefit..................................14


ARTICLE XII
         MISCELLANEOUS

         12.1     Further Assurances........................................14
         12.2     Termination...............................................14
         12.3     Risk of Loss..............................................15
         12.4     Brokers...................................................15
         12.5     Tax Filings...............................................15
         12.6     Expenses..................................................15
         12.7     Publicity.................................................15
         12.8     Notices...................................................15
         12.9     Governing Law.............................................16
         12.10    Counterparts..............................................16
         12.11    Assignment................................................17
         12.12    Third Party Beneficiaries.................................17
         12.13    Headings..................................................17
         12.14    Amendments................................................17
         12.16    Severability..............................................17
         12.17    Entire Agreement..........................................17



                                      (iii)

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SCHEDULES

Schedule 1.2               Purchased Assets
Schedule 1.3(c)               Excluded Assets
Schedule 2.1(a)               Capital Equipment Leases
Schedule 2.1(b)               Facility Leases
Schedule 2.1(c)               Other Assumed Liabilities
Schedule 2.3               Allocation
Schedule 3.1               Foreign Qualifications
Schedule 3.3               Required Consents
Schedule 3.8(a)               Contracts
Schedule 3.8(b)               Defaults
Schedule 3.9               Intellectual Property
Schedule 3.10              Litigation
Schedule 3.11              Licenses
Schedule 3.13              Insurance
Schedule 3.14              Employees; Benefits
Schedule 3.15              Absence of Changes

EXHIBITS

Exhibit "A"                Opinion of Seller's Counsel
Exhibit "B"                Opinion of Buyer's Counsel




                                      (iv)

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                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this "Agreement"), effective as of September 30, 1997, is entered into by and between TRANSIT GROUP, INC., a Florida corporation ("Seller"), and GENERAL PARCEL CORPORATION, a Florida corporation ("Buyer").

                                R E C I T A L S:

                  1. Seller is the owner and operator of a next-day parcel delivery business operating in the States of Florida and Georgia, and is in possession of assets in the States of North Carolina (including the North Carolina courier business conducted by GPS Acquisition Corp.) and South Carolina (the "Business").

                  2. Seller desires to sell, and Buyer desires to buy, certain of the assets of Seller used in or relating to the operation of the Business, on the terms and conditions set forth in this Agreement.

                  THEREFORE, Seller and Buyer agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

                  1.1 Transfer of Assets. Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, at the Closing (as defined in Section 10.1) all of the assets and properties of Seller of every kind and description used by Seller in connection with the operations of the Business, but excluding certain assets described in
Section 1.3. The assets being sold hereunder are collectively referred to as the "Purchased Assets," and the assets described in Section 1.3 are collectively referred to as the "Excluded Assets."

                  1.2 Purchased Assets. The Purchased Assets specifically include all of Seller's assets and properties of every kind and description used in the Business, including, without limitation, all vehicles, equipment, machinery, business records, inventory, customer lists, tradenames, trademarks, intellectual property, all rights of Seller (including rights to security and similar deposits) under the Capital Equipment Leases and the Facility Leases (each as defined below), accounts receivable and all items set forth on Schedule
1.2 hereto, but excluding the Excluded Assets described below.

                  Upon reasonable notice to Buyer, Seller shall have access to, and opportunity to copy at its own expense, any or any part of the business records relating to the Business and the Purchased Assets for a period of seven
(7) years from the Closing Date.


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          1.3 Excluded  Assets.  The following assets shall be excluded from the
Purchased Assets and shall be retained by Seller:

                  (a) Cash. All cash on hand and on deposit in banks, cash equivalents and investments as of September 30, 1997.

                  (b) Certain Records. Minute books, stock books or other corporate records of Seller.

                  (c) Other Assets. The assets listed on Schedule 1.3(c).

                  (d) Stock, Assets and Truckload Hauling Operations of Seller's Subsidiaries. All stock, assets and going business of Seller's truckload hauling operations and each of Seller's subsidiaries which are engaged in such business.

                  (e) Notes Receivable from Seller's Subsidiaries. All notes receivable from Seller's subsidiaries.

                  1.4 Liabilities. The Purchased Assets shall be sold and conveyed to Buyer free and clear of all liabilities, obligations, liens, security interests and encumbrances whatsoever (collectively, "Liens", or individually, a "Lien"), except for Assumed Liabilities (as defined below); provided, however, that Buyer will assume at Closing the obligations under the Contracts (as defined in Section 3.8) that are unperformed as of the Effective Time (as defined in Section 10.1).

                                   ARTICLE II
                                  CONSIDERATION

                  2.1 Assumption of Assumed Liabilities. As consideration for the Purchased Assets, Buyer shall:

                  (a) Assume Seller's obligations which are outstanding at or which arise after the Effective Time under the equipment lease agreements of Seller relating to the Business including, but not limited to, the equipment lease agreements set forth on Schedule 2.1(a) (collectively, the "Capital Equipment Leases"), provided that Buyer shall have the right, in its sole discretion, not to assume, and instead to prepay, on the Closing Date any or all of the obligations which otherwise are to be assumed by the Buyer under the Capital Equipment Leases, and provided, further, that Buyer shall cause Seller to be fully released and discharged from the liabilities and obligations under the Capital Equipment Leases.

                  (b) Assume Seller's obligations which are outstanding at or which arise after the Effective Time under the facility leases of Seller relating to the Business including, but not limited to, the facility leases set forth on Schedule 2.1(b) (collectively, the "Facility Leases"), provided that Buyer shall cause Seller to be fully released and discharged from the liabilities and obligations under the Facility Leases.


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



                  (c) Assume all of Seller's liabilities which are outstanding at or which arise after the Effective Time (including liabilities relating to the North Carolina courier business conducted by GPS Acquisition Corp.) relating to the Business including, but not limited to, the liabilities set forth on Schedule 2.1(c) (collectively, along with the obligations assumed by Buyer under the Capital Equipment Leases and the Facility Leases, the "Assumed Liabilities").

                  2.2 Seller Stock to Buyer. Seller shall issue Eight Hundred Seventy Thousand (870,000) shares of Seller's common stock to Buyer on the
Closing Date, such shares to be restricted shares, bearing the legend hereinafter set forth:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL AND STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE ISSUER HAS RECEIVED SUCH ASSURANCES AS THE ISSUER MAY REQUEST, WHICH MAY INCLUDE A SATISFACTORY OPINION OF COUNSEL.

                  2.3 Allocation. The Assumed Liabilities shall be allocated among the Purchased Assets as set forth in Schedule 2.3 hereto.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

                  3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and its status is active under the laws of the State of Florida. Seller has all requisite power and authority to own, operate and lease the Purchased Assets and to conduct the operations of the Business as presently conducted. Except where the failure to be so qualified would not have a material adverse effect on the operation of the Business or the Purchased Assets, Seller is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it is required to be so qualified and such jurisdictions are listed on Schedule 3.1.

                  3.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that the

                                        3

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enforceability thereof may be limited by bankruptcy, insolvency,  reorganization or other similar laws affecting creditor's rights generally and by principles of equity regarding the availability of remedies.

                  3.3 Effect of Agreement. The execution, delivery and performance of this Agreement do not and will not: (a) conflict with the Articles of Incorporation or Bylaws of Seller; (b) to the best knowledge of Seller, violate any law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decree relating to Seller or the Purchased Assets; (c) constitute a breach or default under any Contract or any other agreement or instrument by which Seller is bound or the Purchased Assets are affected, except as set forth in Schedule 3.3; (d) create any Lien on any of the Purchased Assets; or (e) except as set forth on Schedule 3.3, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of Seller, except (i) with respect to clauses (c) and (d), any of the foregoing which do not and will not have a material adverse effect on the condition (financial or otherwise) of the Business or the Purchased Assets (hereinafter a "Material Adverse Effect") and (ii) with respect to clause (e), such consents or notices as the failure to obtain or give would not have a Material Adverse Effect. The matters described on Schedule 3.3 are referred to as the "Required Consents."

                  3.4 Financials; Books. The unaudited balance sheets of Seller as of June 30, 1997 and audited balance sheets as of December 31, 1996 and 1995, and statements of income and cash flows of Seller for each of the years (or portions thereof) then ended are hereinafter referred to as the "Financial Statements." The Financial Statements (a) are in accordance with the books and records of the Seller; (b) present fairly the assets, liabilities and financial condition of Seller as of the respective dates thereof and the results of operations for the periods then ending; and (c) the audited financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. Seller has no material liability or obligation that is not reflected or reserved against in the Financial Statements, except for those that are not required by generally accepted accounting principles to be included therein. The books and records of Seller relating to the Purchased Assets have been maintained in all material respects in accordance with generally accepted accounting principles applied on a consistent basis.

                  3.5 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of any Liens, other than Assumed Liabilities. The Purchased Assets constitute all of the assets required to operate the Business in the manner presently operated by Seller.

                  3.6 Real Estate. Schedule 2.1(b) contains a true and correct listing of all real property leased by Seller and used in connection with the Business.

                  3.7 Tangible Property. All tangible property included in the Purchased Assets is being sold "AS IS, WHERE IS" and Seller makes no warranties whatsoever with respect thereto, and EXPRESSLY DISCLAIMS all implied warranties of MERCHANTABILITY and FITNESS FOR A PARTICULAR PURPOSE and all other warranties, express or implied, with respect thereto.

                  3.8   Contracts.   Schedule   3.8(a)   lists  all   contracts,
commitments, agreements, leases, licenses, understandings and obligations, whether written or oral, to which Seller is party or by which

                                        4

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Seller or the  Purchased  Assets is bound or affected,  that are material to the operation of the Business (collectively, the "Contracts"). Seller has delivered to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts, including any and all amendments thereto. Each of the Contracts is valid, binding and enforceable in accordance with its terms (except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by principles of equity regarding the availability of remedies), and is in full force and effect. Except as set forth on Schedule 3.8(b), there are no existing defaults, and to the best of Seller's knowledge no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Contracts and which would have a Material Adverse Effect. The assignment of the Contracts by Seller to Buyer will not, with respect to any Contract, (i) constitute a default or accelerate the obligations thereunder, (ii) require the consent of any person or party, except for the Required Consents, or (iii) affect the continuation, validity and effectiveness thereof or the terms thereof.

                  3.9 Intellectual Property. In addition to Seller's common law rights to the corporate logo relating to General Parcel Service, Schedule 3.9 lists all other intellectual property rights used in connection with the Business, and, with respect to the marks, a list of services with which such marks are used, the date of first use of such marks and United States registrations related thereto. To the best of Seller's knowledge, the marks have been in continuous use since the date of first use set forth in Schedule 3.9, and the marks are now used in interstate and intrastate commerce.

                  3.10 Litigation. Except as set forth on Schedule 3.10, there are no claims, actions, or suits pending, or to the best knowledge of Seller, threatened, against Seller or the Business or affecting the Purchased Assets, which would, in the aggregate, if resolved adversely to Seller, have a Material Adverse Affect.

                  3.11 Compliance with Laws; Permits. There is no outstanding or, to the best knowledge of Seller, threatened, any order or decree of any court, governmental agency or arbitration tribunal against or involving Seller, the Business or the Purchased Assets. Seller is currently in compliance with all laws, rules, regulations and licensing requirements of all federal, state, local and foreign authorities applicable to the properties and operations of the Business, except for any instances of non-compliance which do not have a Material Adverse Effect. Seller has obtained all permits, certificates and licenses required for the conduct of the Business and the ownership of the Purchased Assets, (except for those the absence or violation of which does not have a Material Adverse Effect), all of which are described on Schedule 3.11.

                  3.12 Environmental Protection. To Seller's knowledge, the ownership or use of its premises and the Purchased Assets, Seller's occupancy and operation thereof, and the conduct of the Business has been and are in compliance in all material respects with all applicable federal, state and local laws, ordinances and regulations relating to safety, health, pollution, environmental protection, hazardous substances and related matters.

                  3.13 Insurance. Schedule 3.13 describes all insurance policies maintained by Seller with respect to the Business and the Purchased Assets.


                                        5

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                  3.14 Employees;  Benefits. Schedule 3.14 sets forth a complete and accurate list of all employees of the Seller involved in the Business who will be hired as of the Effective Time by Buyer, and a description of their salaries, wages and benefits. Except as set forth on Schedule 3.14, there are no Plans, as defined below, contributed to, maintained or sponsored by Seller, to which Seller is obligated to contribute or with respect to which Seller has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c), and 414(m) of the Internal Revenue Code of 1986, as amended, of which Seller is a member to the extent Seller has any potential liability with respect to such Plans. For purposes of this Agreement, the term "Plans" shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated, (b) employment agreements, and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans.

                  3.15 Absence of Changes. Except as set forth on Schedule 3.15, since the date of the most recent Financial Statements and the date of this Agreement, Seller has conducted the operations of the Business only in the ordinary course, and has not:

                  (a) Suffered any uninsured damage to any asset of the Business that would have a Material Adverse Effect;

                  (b) Sold or disposed of any assets used in the operation of the Business, except for (i) assets consumed or disposed of in the ordinary course of business, (ii) assets disposed of in connection with the acquisition of replacement property of equivalent kind and value; or (iii) assets that are no longer used or useful in the operations of the Business;

                  (c) Made any general wage increase for its employees as a group;

                  (d) Amended or terminated any Contract;

                  (e) Incurred any material obligation or liability, except normal trade or business obligations incurred in the ordinary course of business; or

                  (f) Introduced any new method of management, operations or accounting.

                  3.16 Seller's Shares. Seller's shares being delivered at Closing have been validly issued, and are fully paid and non-assessable and authorized for listing on the Nasdaq Stock Market. No consent, approval or filing with any person or entity is required in connection with the issuance of Seller's shares and the issuance of Seller's shares will not trigger preemptive rights with respect to any person or entity.


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                  3.17  Taxes.  For the  purposes  of this  Agreement,  the term
"taxes" shall include all federal, state, local and foreign taxes, fees and other governmental charges, and interest and penalties with respect thereto, and any payment required under any tax allocation or sharing agreement. All tax and information returns and reports of Seller and of any member of any affiliated group of corporations (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended, as in effect at the time of the due date for the filing of such returns and reports) of which Seller is or was a member required by law to be filed have been duly filed, and are accurate, true and complete in all material respects. All taxes upon Seller or for which Seller may be liable, or in respect of any of the assets, income or franchises of Seller, have been paid by it, except for any taxes which are not yet due and payable and except as set forth on Schedule 2.1(c), there are no tax liens upon any of the properties or assets of Seller and no foreign, federal, state, local or other taxing authority has provided Seller or any member of any affiliated group of corporations of which Seller is or was a member with any notice of any questions relating to, or claims asserted for, taxes for which Seller may be liable. Neither Seller nor any member of any affiliated group of corporations (as defined above) of which Seller is or was a member has granted or been requested to grant waivers of any statutes of limitations applicable to any claim for taxes or has agreed to any extension of time with respect to any tax assessment or deficiency for taxes for which Seller may be liable. Except as set forth on
Schedule 2.1(c), all taxes which Seller is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities in a timely manner. None of the returns filed by or on behalf of Seller has been or is being audited by any federal, state, local, foreign or other taxing authority which audit has not been concluded. The accruals and reserves for taxes reflected on the Seller's financial statements are adequate to cover all liabilities for all accrued or unpaid taxes for which Seller has any liability.

                  3.18 No Hart-Scott-Rodino Filings. The size and nature of the transactions contemplated by this Agreement do not require any filing or notification to be made by any party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  4.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and its status is active under the laws of the State of Florida. Buyer is, or will be at the Closing, duly qualified to do business as a foreign corporation and in good standing in all other jurisdictions in which the ownership of the Purchased Assets or the operation of the Business make such qualification necessary.

                  4.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of

Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor's rights generally and by principles of equity regarding the availability of remedies.

                  4.3 Accredited Investor Status. Buyer is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

                  4.4 Effect of Agreement. The execution, delivery and performance of this Agreement do not and will not (a) conflict with the Articles of Incorporation or Bylaws of Buyer; (b) to the best knowledge of Buyer, violate any law or any rule or regulation of any governmental body or administrative agency, or conflict with any judicial or administrative order or decrees relating to Buyer; (c) constitute a breach or default under any contract or any other agreement or instrument by which Buyer is bound; or (d) to the best knowledge of Buyer, require any consent, notice to or filing with any governmental authority or administrative agency or any private person or firm on behalf of Buyer.

                  4.5 No Hart-Scott-Rodino Filings. The size and nature of the transactions contemplated by this Agreement do not require any filing or notification to be made by any party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued by the U.S. Department of Justice or the Federal Trade Commission pursuant to that act or any successor law.

                                    ARTICLE V
                               COVENANTS OF BUYER

                  5.1 Employment. Buyer shall hire as of the Effective Time all employees of the Seller involved in the Business at base salaries or hourly wages not less than that paid by Seller immediately prior to the Effective Time. Except for Seller's Anniversary Stock Award Plan, Employee Stock Purchase Plan and Incentive Stock Option Plan, Buyer shall assume Seller's obligations for employee health insurance and other benefits including, but not limited to, vested and unused vacation pay.

                  5.2 WARN Act. Buyer shall be responsible for providing the notifications, if any, required by the Worker Adjustment and Retraining
Notification Act of 1988 (the "WARN Act") with respect to employees who experience an employment loss within the meaning of the WARN Act following the Effective Time, and Buyer shall be responsible for and assumes any liability arising from any failure to provide such notifications. Buyer further covenants that it has no present intention of closing any plants or causing any mass layoff, as defined in the WARN Act, within sixty (60) days following the Effective Time.

                  5.3 Insurance Benefits. As of the Effective Time, Buyer shall assume Seller's Blue Cross Blue Shield of Florida insurance plan and shall provide identical coverage to Buyer's employees, without any gaps, such that no notice pursuant to the Congressional Omnibus Budget Reconciliation Act ("COBRA") shall be required.

                                   ARTICLE VI
                               COVENANTS OF SELLER

                  6.1 Stock Plan. Seller shall be responsible for terminating the participation in Seller's Anniversary Stock Award Plan, Employee Stock Purchase Plan, Incentive Stock Option Plan of General Parcel Service, Inc. and any other investment-type plan of all employees of Seller involved in the Business. Any notices or stock, cash or other financial consideration that may be required to be given in connection with the termination of such plans shall be the sole and exclusive obligation of Seller.

                                   ARTICLE VII
                          COVENANTS OF BUYER AND SELLER

                  7.1 Interim Management. Buyer agrees to operate the Business and Seller agrees to allow Buyer to operate the Business from the Effective Time of this Agreement through the Closing Date (the "Interim Management Period"). In consideration of Buyer's operation of the Business, Buyer shall assume the liabilities of the Business including, but not limited to, the liabilities set forth in Schedules 2.1(a), 2.1(b) and 2.1(c). As the operator of the Business, Buyer shall have and shall enjoy all profits and losses of the Business during the Interim Management Period and shall be free to: (a) hire or terminate employees; (b) add or terminate customers; (c) pay and/or negotiate the liabilities set forth on Schedules 2.1(a), 2.1(b) and 2.1(c); and (d) perform all other functions normally associated with the ownership of a business except Buyer shall not retitle, sell or encumber any of the assets of the Business without the prior written consent of Seller.

                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                  8.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, and Seller shall have duly performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing.

                  8.2 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  8.3 Consents and Approvals. All (a) Required Consents and (b) orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority shall have been made or obtained or shall have occurred.

                  8.4 Legal Opinion. Buyer shall have received from Womble Carlyle Sandridge & Rice, PLLC, counsel to Seller, an opinion, dated the Closing Date, in the form of Exhibit "A".

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date:

                  9.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement, and shall be true and correct in all material respects on the Closing Date as through made on and as of the Closing Date, and Buyer shall have duly performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

                  9.2 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                  9.3 Consents and Approvals. All (a) Required Consents and (b) orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority shall have been made or obtained or shall have occurred.

                  9.4 Legal Opinion. Seller shall have received from LeBoeuf, Lamb, Greene & MacRae L.L.P., counsel to Buyer, an opinion, dated the Closing Date, in the form of Exhibit "B".

                                    ARTICLE X
                                     CLOSING

                  10.1 Closing.  If this Agreement is not terminated pursuant to
Section 12.2, the closing of the sale of the Purchased Assets (the "Closing") shall take place at the offices of Buyer at 10:00 a.m., local time, on the fifth
(5th) business day after the satisfaction of the conditions in Articles VIII and IX hereof, or such other time and date as may be mutually agreed upon by the parties hereto (the "Closing Date"). Except as set forth in this Agreement, for purposes of passage of title, risk of loss, allocation of expenses and other economic effects, the Closing when completed shall be deemed to have occurred at 12:01 a.m., local time, on September 30, 1997 (the "Effective Time").

                  10.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                           (a)   Certificates   of  title,   duly  endorsed  for
                  transfer, with respect to all motor vehicles included in the Purchased Assets.

                           (b) Notarized Bill of Sale.

                           (c) Assignment  and Assumption Agreement  relating to
                  the Capital Equipment Leases.

                           (d) Assignment and Assumption  Agreement  relating to
                  the Facility Leases.

                           (e) Such other  instruments  of transfer as Buyer may
                  reasonably request to convey and vest in Buyer all of Seller's right, title and interest in and to all of the remaining Purchased Assets.

                           (f) Assignment of Trademarks and such other instruments of assignment as may be necessary to file with the appropriate governmental agencies to transfer to Buyer all rights in the trademarks.

                           (g) Evidence that all Required Consents have been obtained.

                           (h) The legal opinion referred to in Section 8.4.

                           (i) An incumbency  certificate containing a certified
                  copy of all corporate resolutions of the Seller authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of Seller to the effect that such resolutions are true and correct, in full force and effect and have not been amended, modified or rescinded.

                  10.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                           (a) Notarized Bill of Sale.

                           (b) Assignment  and Assumption Agreement  relating to
                  the Capital Equipment Leases.

                           (c) Assignment and Assumption  Agreement  relating to
                  the Facility Leases.

                           (d) Assignment and Assumption  Agreement  relating to
                  the other Assumed Liabilities.

                           (e) Such other  instruments of transfer as Seller may
                  reasonably request to convey and vest in Buyer all of Seller's right, title and interest in and to all of the remaining Purchased Assets.

                           (f) The legal opinion referred to in Section 9.4.

                           (g) An incumbency  certificate containing a certified
                  copy of all corporate resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, accompanied by the certification of the Secretary of Buyer to the effect that such resolutions are true and correct, in full force and effect and have not been amended, modified or rescinded.

                                   ARTICLE XI
                                 INDEMNIFICATION

                  11.1 Indemnification by Seller. Subject to Section 11.6, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors and affiliates (the "Buyer Indemnitees") from, against, and with respect to any and all loss, damage, claim, obligation, liability, cost and expense (including without limitation reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a "Loss") arising out of or in connection with any of the following:

                           (a) Any breach of the  representations  or warranties
                  of Seller contained in this Agreement.

                           (b) Any  failure by Seller to perform or observe  any
                  covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

                  11.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors and affiliates (the "Seller Indemnitees") from, against and with respect to any Loss arising out of or in connection with any of the following:

                           (a) Buyer's  ownership  and operation of the Business
                  and the Purchased Assets including, but not limited to, any and all of the Assumed Liabilities.

                           (b) Any breach of the  representations and warranties
                  of Buyer contained in this Agreement.

                           (c) Any  failure by Buyer to  perform or observe  any
                  covenant, agreement or condition to be performed or observed by it pursuant to this Agreement, other than those covered by
                  Section 11.2(a) above.

                  11.3 Notice of Claim. Any party seeking to be indemnified hereunder (the "Indemnified Party") shall, within fifteen (15) days following discovery of the matters giving rise to a Loss, notify the party from whom indemnity is sought (the "Indemnity Obligor") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within said fifteen (15) days, such claim shall be barred, and the Indemnity Obligor shall have no obligation with respect thereto. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation requested by the Indemnity Obligor to verify the claim asserted.

                  11.4 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within thirty (30) days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party with respect to such Indemnified Matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim.

                  11.5 Time for Claims. The representations and warranties contained in Sections 3.12, 3.14 and 3.17 shall survive the execution and delivery of this Agreement and the Closing until the expiration of all applicable statutes of limitation (including, without limitation, all periods of extension, whether automatic or permissive) affecting such representations or warranties. All other representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall survive two (2) years after the Closing Date. Except for claims made in connection with Sections 3.12, 3.14 and 3.17, any claim asserted with respect to the items in Section 11.1 must be submitted to the Indemnity Obligor in writing as set forth in Section 11.3, or invoked in official proceedings, within sixty (60) days after the expiration of all applicable statutes of limitation (including, without limitation, all periods of extension, whether automatic or permissive) affecting such representations and warranties.

                  11.6 Certain Limitations of Seller. Notwithstanding the provisions of Section 11.1, Seller shall not have any indemnification obligation under this Agreement unless and until the aggregate amount of the Losses of the Indemnified Party exceeds $125,000 in the aggregate, whereupon Seller shall be liable to indemnify the Indemnified Party for all of such Losses. In no event shall the aggregate amount for which Seller shall be liable as an Indemnity Obligor hereunder exceed $1,000,000. In addition, notwithstanding the provisions of Section 11.1, Seller shall not have any indemnification obligation under this Agreement in the event of a Change of Control of Buyer. A "Change of Control" shall be deemed to have occurred on the earliest of the following dates:

                  (a) The date any entity or person shall have become the beneficial owner of, or have obtained voting control over, fifty percent (50%) or more of the outstanding common stock of Buyer;

                  (b) The date the shareholders of Buyer approve a definitive agreement (i) to merge or consolidate Buyer with or into another corporation, in which Buyer is not the continuing or surviving corporation or pursuant to which any shares of common stock of Buyer would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of Buyer in which holders of common stock immediately prior to the merger or consolidation have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (ii) to sell or otherwise dispose of all or substantially all the assets of Buyer; or

                  (c) The date there shall have been a change in a majority of the Board of Directors of Buyer within a 12-month period unless the nomination for election by Buyer's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.

                  11.7 Certain Limitations of Buyer. Buyer shall not have any indemnification obligation under Sections 11.2(b) or 11.2(c) of this Agreement unless and until the aggregate amount of the Losses of the Indemnified Party exceeds $75,000 in the aggregate, whereupon Buyer shall be liable to indemnify the Indemnified Party only to the extent that such Losses exceed $75,000. In no event shall the aggregate amount for which Buyer shall be liable as an Indemnity Obligor hereunder exceed $1,000,000.

                  11.8 Reduction by Insurance Proceeds. The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to the Loss, and each of the parties hereby agrees to use its best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss.

                  11.9 Reduction by Tax Benefit. The amount payable by an Indemnity Obligor with respect to a Loss shall be net of any federal, state or local tax benefit realized by the Indemnified Party with respect to the Loss.

                  11.10 Prior Investigation. Any furnishing of information to Buyer by Seller pursuant to, or otherwise in connection with, this Agreement, including without limitation, any information contained in any document, contract, book or record of Seller to which Buyer shall have access or any information obtained by, or made available to, Buyer as a result of any investigation made by or on behalf of Buyer prior to or after the date of this Agreement, shall not affect or be deemed a waiver of Buyer's right to rely on any written statement, representation, warranty, covenant or agreement made or deemed made by Seller.

                                   ARTICLE XII
                                  MISCELLANEOUS

                  12.1 Further Assurances. Each party shall take all such actions as may reasonably be requested by any party hereto in order to carry out the transactions contemplated by this Agreement and, after the Closing Date, will cooperate and make available to each other all books and records that any party may reasonably require. Seller shall reimburse Buyer $15,000 for Seller's use of Buyer's employees from October 1, 1997 through January 31, 1998. Seller may not use Buyer's employees after January 31, 1998 without the express approval of Buyer's President.

                  12.2 Termination. This Agreement (other than the obligations contained in Section 12.6 and Section 12.7) may be terminated as to all parties hereto and the transactions contemplated herein abandoned at any time prior to the Closing by:

                  (a) the mutual consent of all parties hereto;

                  (b) Buyer at any time after September 30, 1998, if at such time the conditions set forth in Article VIII hereof have not been satisfied through no fault of Buyer, failure to satisfy such conditions has a Material Adverse Effect, and Buyer gives Seller notice of such fact; or

                  (c) Seller at any time after September 30, 1998, if at such time the conditions set forth in Article IX hereof have not been satisfied through no fault of Seller, failure to satisfy such conditions has a Material Adverse Effect, and Seller gives Buyer notice of such fact.

                  12.3 Risk of Loss. The risk of loss, damage or condemnation of any of the Purchased Assets from any cause whatsoever shall be borne by Buyer at all times.

                  12.4 Brokers.  Each party represents and warrants to the other
(a) that no brokers or agents have been retained or employed by it, and (b) that there are no claims for any brokerage commission, finder's fee or similar payment due or claimed to be due from it with respect to this transaction.

                  12.5 Tax Filings. Each of the parties acknowledges its understanding of the requirement under Section 1060 of the Internal Revenue Code of 1986, as amended, for the filing by each of Form 8594 for its respective tax year in which the Closing occurs. Each of Seller and

Buyer agrees to allocate the Assumed Liabilities among the Purchased Assets in accordance with Schedule 2.3 hereto.

                  12.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the sale of the Purchased Assets is consummated. Other than sales taxes or recording, transfer and filing fees that are associated with the transfer of title of the motor vehicles of Seller to Buyer, sales taxes, if any, and recording, transfer and filing fees on the transfer of the Purchased Assets shall be borne by Buyer. Seller shall reimburse Buyer for all sales taxes and recording, transfer and filing fees that are associated with the transfer of title of the motor vehicles of Seller to Buyer.

                  12.7 Publicity. Seller may make such press releases and announcements concerning the transactions contemplated by this Agreement as necessary to comply with applicable laws and the rules of any securities exchange or quotation system on which its shares are listed. Seller shall give Buyer advance notice of any such press releases.

                  12.8 Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by telecopy (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to telecopy machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to the Seller:

                         Transit Group, Inc.
                         2859 Paces Ferry Road, Suite 1740
                         Atlanta, Georgia  30339
                         Attention:  Wayne N. Nellums, Executive Vice President
                         Telephone:  (770) 444-0240
                         Telecopy:  (770) 444-0246

                  With a copy (which shall not constitute notice) to:

                         Womble  Carlyle  Sandridge & Rice,  PLLC
                         1275 Peachtree Street, N.E.
                         Suite 700
                         Atlanta, Georgia  30309-3574
                         Attention:  G. Donald Johnson, Esq.
                         Telephone:  (404) 888-7456
                         Telecopy:  (404) 888-7490

                  If to Buyer:

                         General Parcel Corporation
                         8923 Western Way, Suite 22
                         Jacksonville, Florida  32256
                         Attention: Paul K. Saffell, President
                         Telephone:  (904) 363-0089
                         Telecopy:   (904) 363-8866

                  With a copy (which shall not constitute notice) to:

                         LeBoeuf, Lamb, Greene & MacRae L.L.P.
                         50 North Laura Street, Suite 2800
                         Jacksonville, Florida  32202
                         Attention:  Michael B. Kirwan, Esq.
                         Telephone:  (904) 630-5306
                         Telecopy:  (904) 353-1673

                  12.9 Governing Law. This agreement shall be governed by the laws of the State of Florida applicable to agreements made and to be performed entirely within such state.

                  12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of all other parties hereto, and any purported assignment without such consent shall be void.

                  12.12 Third Party Beneficiaries. None of the provisions of this Agreement or any document contemplated hereby is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

                  12.13 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

                  12.14 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties hereto waive the right to amend the provisions of this Section orally.


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                  12.15 Knowledge. Whenever used herein with respect to a party, the term "knowledge" or "best knowledge" shall mean actual knowledge, without independent investigation, of such party's officers and directors.

                  12.16 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

                  12.17 Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter including, without limitation, the Letter Agreement dated September 29, 1997 by and between Seller and T. Wayne Davis, which is hereby expressly terminated.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

                                    TRANSIT GROUP, INC.


                                    By:/s/ Wayne N. Nellums
                                    Wayne N. Nellums, Executive Vice President


                           GENERAL PARCEL CORPORATION


                                    By:/s/ T. Wayne Davis
                                    Name: T. Wayne Davis
                                    Title: Chairman






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